AUTOMATIC

YEARLY RENEWABLE TERM REINSURANCE AGREEMENT

EFFECTIVE December 15, 2003

PRUCO LIFE INSURANCE COMPANY

(hereinafter referred to as “THE COMPANY”)

213 Washington Street

Newark, New Jersey 07102-2992

And

SCOTTISH RE (U.S.), INC.

(hereinafter referred to as “THE REINSURER”)

13840 Ballantyne Corporate Place

Charlotte, North Carolina 28277

b.       INCREASES

ATTACHMENTS:

SCHEDULE A - REINSURANCE COVERAGE

SCHEDULE B - AUTOMATIC  REINSURANCE PREMIUMS

SCHEDULE C - REPORTING INFORMATION - INFORMATION ON RISKS REINSURED

SCHEDULE D - MONTHLY BILLING AND ACCOUNTING SUMMARY

SCHEDULE E - CARRIER FACT SHEET
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AUTOMATIC YEARLY RENEWABLE TERM

REINSURANCE AGREEMENT

PREAMBLE

Pruco Life Insurance Company (“THE COMPANY) issues policies known as M Premier VUL (MPVUL) as more fully described in the attached Schedule A. With respect to up to 50% of the risk, THE COMPANY is participating in a reinsurance program comprised of several reinsurance agreements. These agreements include the following:

•	This Automatic Yearly Renewable Term Reinsurance Agreement (this “Agreement”) between THE COMPANY and Scottish Re (U.S.) Inc. (“THE REINSURER”)

•	One or more other Automatic and Facultative Yearly Renewable Term Reinsurance Agreements (“Other YRT Agreements”) between THE COMPANY and various reinsurers.
•	An Automatic and Facultative Modified Coinsurance Agreement (“Modco Agreement”) between THE COMPANY and M Life Insurance Company.

In the context of the above reinsurance program, the reinsurance provided under this Agreement and the Other YRT Agreements is known as “THIRD-PARTY REINSURANCE,” and THE REINSURER and other reinsurers are collectively known as “THIRD-PARTY REINSURERS.”

The risk transferred under this Agreement and the Other YRT Agreements is a portion of the mortality risk under the policies reinsured under this reinsurance program, which portion is described in the respective agreements. All significant risks on up to 50% of each policy other than the portion of the mortality risk covered under this Agreement and the Other YRT Agreements are transferred under the Modco Agreement.

With respect to the remaining 50% of the risk, THE COMPANY will retain a portion and may reinsure one or more portions with various reinsurers including THE REINSURER under other reinsurance Agreements.

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Such reinsurance would also be known as THIRD-PARTY REINSURANCE, and the various reinsurers, including THE REINSURER, would be known as THIRD-PARTY REINSURERS.

All of the reinsurance agreements referred to above shall operate independently of one another, except where specifically indicated in the agreements.

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AUTOMATIC YEARLY RENEWABLE TERM

REINSURANCE AGREEMENT

1.	PARTIES TO THE AGREEMENT

This Agreement is solely between THE REINSURER and THE COMPANY, a life insurance company domiciled in Arizona. There is no third party beneficiary to this Agreement. Reinsurance under this Agreement will not create any right or legal relationship between THE REINSURER and any other person, for example, any insured, policyowner, agent, beneficiary, or assignee. THE COMPANY agrees that it will not make THE REINSURER a party to any litigation between any such third party and THE COMPANY. THE COMPANY will not use or disclose THE REINSURER’s name with regard to THE COMPANY's agreements or transactions with these third parties unless THE REINSURER gives prior written approval for the use or disclosure of its name or unless THE COMPANY is compelled by law to do so.

The terms of this Agreement are binding upon the parties, their representatives, successors, and assigns. The parties to this Agreement are bound by ongoing and continuing obligations and liabilities until the later of (1) when this Agreement terminates and (2) when the underlying policies are no longer in force. This Agreement shall not be bifurcated, partially assigned, or partially assumed.

2.	EFFECTIVE DATE OF THE AGREEMENT

This Agreement will incept on the date hereof, to be effective as of 12:01 A.M., December 15, 2003 and will cover policies effective on and after that date. In addition, THE REINSURER agrees to accept reinsurance coverage for policies backdated to save age up to six months prior to the effective date of this Agreement. The reinsurance coverage for any backdated policies will be effective as of the policy effective date.

3.	SCOPE OF THE AGREEMENT

The text of this Agreement and all Exhibits, Schedules and Amendments are considered to be the entire agreement between the parties. There are no other understandings or agreements between the parties regarding the policies reinsured other than as expressed in this Agreement. Notwithstanding the above, the parties to this Agreement acknowledge that this Agreement is intended to coordinate with reinsurance provided by M Life Insurance Company. The parties may make changes or additions to this Agreement, but they will not be considered to be in effect unless they are made by means of a written amendment that has been signed and dated by both parties to this Agreement and by an officer of M Life Insurance Company.

4.	POLICIES AND RISKS REINSURED UNDER THE AGREEMENT

THE REINSURER agrees to indemnify by means of indemnity reinsurance, and THE COMPANY agrees to reinsure with THE REINSURER, according to the terms and conditions hereof, the portion of the policies on an automatic basis as described and defined in Schedule A, which are placed in force while this Agreement is in effect. The intent of this Agreement is to pass all of the mortality risk associated with such portion of the original policies, to THE REINSURER without necessitating THE COMPANY to transfer the assets or their cash equivalents to THE REINSURER.

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5.	DURATION OF THE AGREEMENT

The duration of this Agreement will be unlimited. However, either party may terminate the Agreement for new business at any time by giving the other a 90-day prior written notice. THE REINSURER will continue to accept new reinsurance during the 90-day period.

Existing reinsurance will not be affected by the termination of this Agreement with respect to new reinsurance. Existing reinsurance will remain in force until the termination or expiry of the underlying policies on which the reinsurance is based and THE REINSURER fulfills all of its obligations under this Agreement, provided that THE COMPANY continues to pay reinsurance premiums as described in Section 13. However, existing reinsurance may be terminated in accordance with the recapture provision described in Section 21.

6.	BASIS OF REINSURANCE

Reinsurance under this Agreement will be on the Yearly Renewable Term basis on the portion of each policy that is reinsured as described in Schedule A.

7.	AUTOMATIC REINSURANCE TERMS

THE REINSURER agrees to automatically accept contractual risks on the life insurance policies shown in Schedule A, provided that the issuance of insurance by THE COMPANY constitutes the transaction of business in a jurisdiction in which THE COMPANY is properly licensed, subject to the following requirements:

•

CONVENTIONAL UNDERWRITING. Automatic reinsurance applies only to insurance applications underwritten by THE COMPANY according to THE COMPANY’s conventional underwriting and issue rules and practices, as provided to THE REINSURER. Upon request, THE COMPANY shall provide THE REINSURER with a copy of its current underwriting and issue rules and practices. THE COMPANY’s conventional underwriting and issue practices will be updated from time to time or as required by regulation.

From time to time, it may be appropriate for THE COMPANY or THE REINSURER to request of the other party changes in the underwriting rules and practices. The party requesting the change must provide a 120-day advance written notice to the other party before the effective date of such change. Recognition of reinsurance premium rates related to these changes must be determined within the 120-day period. If the underwriting change or rate change is unacceptable to either party, this Agreement may be unilaterally terminated for acceptance of new business with a 90-day written termination notice to the other party.

b.

RESIDENCE AND TRAVEL. To be eligible for automatic reinsurance, each insured must either be a resident of the United States or Canada at the time of issue or be a resident of another country that meets THE COMPANY’s special underwriting requirements pertaining to foreign residence. However, automatic reinsurance will not be available if the conditions stated in either Foreign Travel Exclusions or Foreign Residence Exclusions in Schedule A apply.

c.	OCCUPATION. To be eligible for automatic reinsurance, the insured must not be employed in an occupation as shown in the Occupation Exclusion List in Schedule A.

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d.	AUTOMATIC ACCEPTANCE LIMIT. For any policy to be reinsured under automatic reinsurance, the face amount shall not exceed the Automatic Acceptance Limit as shown in Schedule A.

e.

JUMBO LIMIT. For any policy to be reinsured under automatic reinsurance, the total amount of insurance in force and applied for in all companies shall not exceed the Jumbo Limit as shown in Schedule A.

f.	MINIMUM CESSION. The minimum amount of reinsurance per cession that THE REINSURER will accept is shown in Schedule A.

g.	FACULTATIVE QUOTES. The risk shall not have been submitted on a facultative basis to THE REINSURER or any other reinsurer.

8.	PORTIONS REINSURED AND RETAINED UNDER AUTOMATIC REINSURANCE

a.	AUTOMATIC PORTION REINSURED. For any policy reinsured under automatic reinsurance, the portion reinsured is shown in Schedule A.

b.	AUTOMATIC PORTION RETAINED. For any policies reinsured under automatic reinsurance, THE COMPANY will retain, and not otherwise reinsure, an amount of insurance on each life as shown in Schedule A.

9.	AUTOMATIC REINSURANCE NOTICE PROCEDURE

After the policy has been paid for and delivered, THE COMPANY will submit to THE REINSURER all relevant individual policy information, as defined by Schedule C.

10.	COMMENCEMENT OF REINSURANCE COVERAGE

Commencement of THE REINSURER’s reinsurance coverage on any policy or pre-issue risk under this Agreement is described below:

a.

AUTOMATIC REINSURANCE. THE REINSURER’s reinsurance coverage for any policy that is ceded automatically under this Agreement will begin and end simultaneously with THE COMPANY’s contractual liability for the policy reinsured.

In addition, THE REINSURER will be liable for benefits paid under THE COMPANY’s conditional receipt or temporary insurance agreement if all of the conditions for automatic reinsurance coverage under Section 7 of this Agreement are met. THE REINSURER’s liability under THE COMPANY’s conditional receipt or temporary insurance agreement is limited to the lesser of (1) THE REINSURER’s reinsured portion of the face amount of the policy and (2) THE REINSURER’s quota share percentage multiplied by $1,000,000.

b.

PRE-ISSUE COVERAGE. The pre-issue coverage for benefits paid under THE COMPANY’s conditional receipt or temporary insurance agreement will be effective once all initial medical exams and tests have been completed. The pre-issue liability applies only once on any given life at one time no matter how many conditional receipts or temporary insurance agreements are in effect. After a policy has been issued, no reinsurance benefits are payable under this pre-issue coverage provision.

11.	REINSURANCE PREMIUM RATES

a.	RATES AND CALCULATION. The reinsurance premiums per $1000 are shown in Schedule B.

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Reinsurance premiums for renewals will be calculated using (1) the issue age of the insured, (2) the duration since issuance and (3) the current underwriting classification. Reinsurance premiums for any face amount increases are calculated using (1) the age of the insured as of the effective date of the increase, (2) the duration since the effective date of the increase and (3) the current underwriting classification.

b.

RATES NOT GUARANTEED. Although THE REINSURER anticipates that the premium rates in Schedule B will apply indefinitely, THE REINSURER reserves the right to change the rates at any time. THE REINSURER guarantees only that the premium rates applicable to business received under this Agreement will not exceed the YRT net premiums at the applicable statutory minimum valuation select and ultimate mortality table and statutory maximum interest rate for the reinsured business. If THE REINSURER changes the rates, it will give THE COMPANY a 90-day prior written notice of the change. Any change applies only to reinsurance premiums due after the expiration of the notice period.

If THE REINSURER changes rates when THE COMPANY has not changed its charges to the customer, THE COMPANY may recapture the reinsurance under Section 21 of this Agreement by giving THE REINSURER 30-day written notice of its intent to recapture the reinsurance. The effective date of recapture will be on the first policy anniversary following notice of the reinsurance rate increase. THE REINSURER will calculate a terminal amount that will include a refund of unearned gross premiums and unpaid claims. (“Unpaid claims” refers to all claims with a date of death prior to recapture). THE REINSURER will not pay any amount representing reserve held on the business. If THE COMPANY does not provide the 30-day written notice of its desire to recapture following the notice received from THE REINSURER, this absence shall constitute acceptance of the rate change effective with each policy next anniversary.

If THE COMPANY changes its charges to the customer, THE REINSURER has the right to change its rates. However if THE REINSURER’s change in rates is not proportionate to THE COMPANY’s change, then THE COMPANY may recapture the reinsurance under Section 21 of this Agreement.

12.	REVISION OF PREMIUM RATES AND SPECIAL TERMINATION PROVISION

a.

Periodically, as mutually agreed upon by the parties, THE COMPANY and THE REINSURER shall review the mortality experience with respect to the business reinsured hereunder and shall determine whether the reinsurance premium rates charged per policy shall be modified. Either party may request a review, consent to which shall not be unreasonably withheld.

b.

During any such review pursuant to Section 12a. THE COMPANY and THE REINSURER agree to evaluate the mortality experience by policy issue year, with respect to the application of reinsurance premium rates. The application of modified reinsurance premium rates shall remain on a point-in-scale (durational) basis. Grouping of policy issue years shall be agreed upon by THE COMPANY and THE REINSURER for evaluation and rate application purposes.

c.

If THE COMPANY and THE REINSURER agree that the mortality experience is less favorable than anticipated, an increase in the reinsurance premium rates shall be initiated. If THE COMPANY and THE REINSURER agree that the mortality experience is better than anticipated, a decrease in the reinsurance premium rates

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shall be initiated. Implementation of any rate change shall occur within 90 days of completion of the review.

d.

If, however, THE COMPANY and THE REINSURER are unable to agree on the results of the mortality experience whereby THE REINSURER determines a need for no change or an increase in the reinsurance premium rates and THE COMPANY does not agree, THE COMPANY may terminate reinsurance for portion of each policy reinsured with THE REINSURER, and reinsure the portion of such policies elsewhere. Such termination may be exercised three (3) years after written notification of such a disagreement, provided the policies affected have been reinsured with THE REINSURER for a period of no less than five (5) years in total. Within twelve (12) months following such disagreement, either party may retract its position with respect to the modification of the reinsurance premium rates.

e. This agreement includes no subsidation by duration, and therefore, no terminal charge shall be paid by THE COMPANY to THE REINSURER, if THE COMPANY elects to terminate reinsurance under this Agreement based upon the foregoing Section 12d.

13.	PAYMENT OF REINSURANCE PREMIUMS

a.

PREMIUM DUE. For each policy reinsured under this Agreement, reinsurance premiums are payable annually in advance. These premiums are due on the issue date and each subsequent policy anniversary. Within 30 days after the close of each reporting period, THE COMPANY will send to THE REINSURER a statement of account for that period along with payment of the full balance due. On any payment date, monies payable between THE REINSURER and THE COMPANY under this Agreement may be netted to determine the payment due. This offset will apply regardless of the insolvency of either party as described in Section 24, to the extent permitted by law. If the statement of account shows a balance due THE COMPANY, THE REINSURER will remit that amount to THE COMPANY within 30 days of receipt of the statement of account. All financial transactions under this Agreement will be in United States dollars. If the reinsurance premium amounts cannot be determined on an exact basis by the dates described below, such payments will be paid in accordance with a mutually agreed upon formula which will approximate the actual payments. Adjustments will then be made to reflect actual amounts when such information is available.

b.

DELAYED PAYMENT. If reinsurance premiums are 90 days past due, THE REINSURER may charge interest on the amount due at an interest rate not to exceed the London Interbank Offer Rate, U.S. Denomination-Fixed Three-month, (LIBOR), as of when the payment was due.

c.

FAILURE TO PAY PREMIUMS. The Payment of reinsurance premiums is a condition precedent to the liability of THE REINSURER for reinsurance covered under this Agreement. If reinsurance premiums are 90 days past due, the premiums will be considered in default and THE REINSURER may terminate the reinsurance by providing a 30-day prior written notice, provided payment is not received within that 30-day period. THE REINSURER will have no further liability as of the termination date for benefits applicable to periods for which the premium is not paid. THE COMPANY will be liable for the prorated reinsurance premiums to the termination date. THE COMPANY agrees that it will not force termination under the provisions of this paragraph solely to avoid the recapture requirements or to transfer the block of business reinsured to another reinsurer.

At the end of this 30-day period, THE REINSURER’s liability will automatically terminate for all reinsurance on which balances remain due and unpaid, including reinsurance on which balances became due and unpaid during and after the 30-day notice period.

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Subject to Article 21, THE COMPANY may reinstate reinsurance terminated for non-payment of balances due at any time within 60 days following the date of termination. However, THE REINSURER will have no liability for claims incurred between the termination date and the reinstatement date.

d.

PREMIUM ADJUSTMENT. If THE COMPANY overpays a reinsurance premium and THE REINSURER accepts the overpayment, THE REINSURER’s acceptance will not constitute or create a reinsurance liability or increase in any existing reinsurance liability. Instead, THE REINSURER will be liable to THE COMPANY for a credit in the amount of the overpayment. If a reinsured policy terminates, THE REINSURER will refund the excess reinsurance premium. This refund will be on a prorated basis without interest from the date of termination of the policy to the date to which a reinsurance premium has been paid.

14.	PREMIUM TAX REIMBURSEMENT

See Schedule B.

15.	DAC TAX AGREEMENT

THE COMPANY and THE REINSURER, herein collectively called the "Parties", or singularly the "Party", hereby enter into an election under Treasury Regulations Section 1.848-2(g) (8) as promulgated under the Internal Revenue Code, as found in Title 26 of the United States Code, hereinafter referred to as the Regulations and the IRC. Both parties agree to make the election contemplated by this Section 15 by timely attaching to their U.S. tax returns the schedule contemplated by Section 1.848-2(g)(8)(ii) of the Regulations. Furthermore, the parties agree to the following:

a.

For each taxable year under this Agreement, the party with the net positive consideration, as defined in the Regulations, will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848 (c) (1);

b.

THE COMPANY and THE REINSURER agree to exchange information pertaining to the net consideration under this Agreement each year to insure consistency or as otherwise required by the U.S. Internal Revenue Service;

c.	THE COMPANY will submit to THE REINSURER by May 1 of each year its calculation of the net consideration for the preceding calendar year.

d.

THE REINSURER may contest such calculation by providing an alternative calculation to THE COMPANY in writing within 30 days of THE REINSURER's receipt of THE COMPANY's calculation. If THE REINSURER does not so notify THE COMPANY, THE REINSURER will report the net consideration as determined by THE COMPANY in THE REINSURER's tax return for the previous calendar year;

e.

If THE REINSURER contests THE COMPANY's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within 30 days of the date THE REINSURER submits its alternative calculation. If THE COMPANY and THE REINSURER do not reach agreement on the net amount of consideration within such 30-day period, then the net amount of consideration for such year shall be determined by an independent accounting firm acceptable to both THE COMPANY and THE REINSURER within 20 days after the expiration of such 30-day period.

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f.

THE COMPANY and THE REINSURER agree that this election shall first be effective for the 2005 calendar tax year and will be effective for all subsequent taxable years for which this Agreement remains in effect.

THE REINSURER and THE COMPANY represent and warrant that they are subject to U.S. taxation under either Subchapter L of Chapter 1, or Subpart F of Subchapter N of Chapter 1 of the IRC of 1986, as amended.

16.	REPORTS

The reporting period is shown in Schedule A. For each reporting period, THE COMPANY will submit reports to THE REINSURER with information that is substantially similar to the information displayed in Schedule C.

In addition, the reports will include a billing and accounting summary and a policy exhibit summary similar to the reports shown in Schedule D.

Within 15 business days after the end of each calendar year, THE COMPANY will submit a reserve summary similar to that shown in Schedule D. THE COMPANY will also submit this reserve summary within 10 business days after the end of each other calendar quarter.

17.	RESERVES FOR REINSURANCE

See Schedule A.

18.	CLAIMS

a.

NOTIFICATION OF CLAIMS. THE COMPANY will provide THE REINSURER with notification of claims reported. In addition, THE COMPANY will identify each claim incurred within the first two policy years (individually, a “Contestable claim” and collectively “Contestable Claims”). For all Contestable Claims , THE COMPANY will provide THE REINSURER all relevant information including, but not limited to, claim proofs.

After THE COMPANY has received all proper claim proofs and paid the claim, THE COMPANY will send THE REINSURER an itemized statement of amounts due THE COMPANY along with all relevant information with respect to the claim, including the claim proofs not already provided. However, claim proofs will not be required by THE REINSURER on non-contestable claims if THE REINSURER’s net amount at risk is less than or equal to $100,000 and THE COMPANY has paid the claim in full. In such cases, THE COMPANY will provide THE REINSURER with the cause of death.

b.

AMOUNT AND PAYMENT OF BENEFITS As soon as THE REINSURER receives the proper claim notice and any required proof of the claim, reinsurance benefits are due and payable to THE COMPANY. Payment of the benefits will be made in a single sum, regardless of THE COMPANY’s settlement options. THE COMPANY's contractual liability for claims is binding on THE REINSURER. The maximum benefit payable to THE COMPANY under each reinsured policy is the amount specifically reinsured with THE REINSURER. In the event that THE REINSURER has not paid reinsurance benefits to THE COMPANY within sixty days of the due date, THE COMPANY may charge interest on the amount due at an interest rate not to exceed the London Interbank Offer Rate, U.S. denomination-Fixed Three-month, (LIBOR), as of when the payment was due. In the event that reinsurance benefits are sixty days past due, THE COMPANY may recapture the reinsurance as described in Section 21.

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c.

LIVING NEEDS BENEFITS. Living Needs Benefit claims will be administered in the same way as a death claim and Living Needs Benefit claims, both full and partial, will be specifically identified as such on the lists of claims paid.

d.

CLAIM SETTLEMENTS. THE REINSURER agrees that THE COMPANY will use its standard claim practices and guidelines, as updated from time to time, in the adjudication of all claims on policies reinsured under this Agreement. THE REINSURER has the right to inspect, at the COMPANY's offices, the COMPANY's written claims practices and guidelines.

For Contestable Claims greater than $100,000, THE REINSURER will have the right to advise THE COMPANY as to whether the claim should be paid or denied. In order for THE COMPANY to comply with the requirements of the Securities and Exchange Commission, THE REINSURER will have 2 business days to review the information and offer its advice to THE COMPANY. Any advice offered by THE REINSURER will not be binding on THE COMPANY.

THE COMPANY will advise THE REINSURER of any intention to contest a claim involving a policy reinsured hereunder and provide THE REINSURER with copies of all relevant documents. THE REINSURER may choose not to participate in the contest of a Contestable Claim. THE REINSURER will have 10 business days to communicate its decision to THE COMPANY. If there is a disagreement between THE COMPANY and THE REINSURER as to whether THE COMPANY should pay or deny the claim, THE COMPANY will make a reasonable effort to secure mutual agreement between the parties. Any advice offered by THE REINSURER will not be binding on THE COMPANY. If THE REINSURER chooses not to participate, it will discharge its liability by immediately paying to THE COMPANY the full amount of THE REINSURER’s liability on the portion of the policy reinsured under this Agreement, regardless of any subsequent outcome of such contest, and will be relieved of all future liability on the claim.

e.

CLAIM EXPENSES. THE REINSURER will pay its share of any interest paid by THE COMPANY on any claim payment. THE REINSURER will not reimburse THE COMPANY for the routine expenses and compensation of officers and employees of the COMPANY. If THE REINSURER has chosen to participate in a contest, THE REINSURER will pay its share of the unusual expense of THE COMPANY of adjudicating contestable claims, which expense was incurred by THE COMPANY, including investigation expenses and compensation expenses charged by THE COMPANY’s Special Investigation Unit. Such Special Investigation Unit expenses will not increase more than 5% per year of the current hourly rate ($39 for 2005) of contestable claim investigation. The term “unusual expense” shall mean all expenses of THE COMPANY associated with the contestable claim other than normal and customary claim administration expenses that are commonly incurred with the normal and customary settlement of non-contestable claims. Also, THE REINSURER will not reimburse expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits. Notwithstanding the above, THE REINSURER will not be liable for any portion of interest or unusual expenses for any period of time after THE REINSURER has notified THE COMPANY of its decision not to participate in a contested, compromised or litigated claim.

f.

EXTRACONTRACTUAL DAMAGES. In no event will THE REINSURER participate in extra-contractual damages or penalties that are awarded against THE COMPANY as a result of an act, omission or course of conduct committed by THE COMPANY in connection with the reinsurance or a claim covered under this Agreement. The parties recognize that circumstances may arise in which equity would require THE REINSURER, to the extent permitted by law, to share proportionately in certain assessed damages. Such circumstances are difficult to define in advance, but would generally be those situations in which THE

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REINSURER was an active party and agreed in writing with the act or course of conduct of THE COMPANY that ultimately resulted in the assessment of damages. If, however, extra-contractual damages are awarded solely or partly as a result of THE COMPANY having contested the claim, and THE REINSURER had agreed to participate in that contest, then THE REINSURER will reimburse THE COMPANY for its share of the portion of the damages awarded as a result of THE COMPANY having contested the claim. The Reinsurer will not be responsible for reimbursing THE COMPANY for the portion of the damages awarded for any other reason. When the damages awarded are shared, THE COMPANY and THE REINSURER would share such damages assessed in equitable proportions.

19.	MISREPRESENTATION, SUICIDE, AND MISSTATEMENT

If either a misrepresentation on an application or a death of an insured by suicide results in the return of policy premiums by THE COMPANY under the policy rather than payment of policy benefits, THE REINSURER will in lieu of any other reinsurance benefit, refund all of the reinsurance premiums paid for that policy to THE COMPANY. If there is an adjustment for a misrepresentation or misstatement of age or sex, a corresponding adjustment to the reinsurance benefit will be made.

20.	POLICY CHANGES

a.

NOTICE. If a reinsured policy is changed as described below, a corresponding change will be made in the reinsurance for that policy. THE COMPANY will notify THE REINSURER of the change in THE COMPANY's next report as stated in Section 16.

b.

INCREASES. If a request for an increase in the amount of insurance is made for a reinsured policy and the insured meets THE COMPANY’s automatic underwriting requirements and THE COMPANY approves the increase under the policy, then the increase will be added to the policy as a new layer. The increase layer will have a separate policy record and its own effective date. The portion of the layer reinsured under this Agreement is equal to the amount shown in Schedule A. Reinsurance on increases will not exceed the Automatic Acceptance Limit and Jumbo Limits in Schedule A. Increase layers with an effective date after the termination of this Agreement for new business will not be reinsured under this Agreement.

If a request for an increase is made for a reinsured policy and the insured meets THE COMPANY’s automatic underwriting requirements and a new policy is issued on one of the plans shown in Schedule A for the higher amount, then reinsurance under the old policy will cease as of the effective date of the change, and reinsurance under the new policy will commence as of the effective date of the new policy.

If a request for an increase in a reinsured policy is granted without the insured meeting THE COMPANY’s requirements, then reinsurance on the increase will not be allowed.

If a request for an increase does not meet all of the terms of automatic reinsurance, then THE COMPANY may apply for facultative reinsurance with other reinsurers for the increase layer.

c.	REDUCTION OR TERMINATION. If the amount of insurance on a reinsured policy is reduced, the reinsurance will be reduced proportionately as of the effective date of the reduction.

If a reinsured policy is terminated, the reinsurance will cease on the date of such termination.

d.	PLAN CHANGES. If a reinsured policy is changed to another plan of insurance that is not currently reinsured under this Agreement as defined in Schedule A, then the reinsurance, with

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respect to the reinsured policy, under this Agreement will cease as of the effective date of the change.

If a policy that is not reinsured under this Agreement is changed to a plan that is reinsured under this Agreement as defined in Schedule A and the insured has met THE COMPANY’s underwriting requirements for the plan change, then reinsurance will commence as of the effective date of the new plan.

e.

DEATH BENEFIT OPTION CHANGES. If the death benefit option under a reinsured policy is changed then the face amount of insurance is either increased or decreased, so that the net amount at risk reinsured under this Agreement immediately after the change will be the same as immediately before the change.

f.

REDUCED PAID-UP INSURANCE. If any policy reinsured under this Agreement is changed to Reduced Paid-Up Insurance, the net amount at risk reinsured will be adjusted as appropriate and reinsurance will be continued in accordance with the provisions of the underlying policy. Reinsurance payments for the adjusted policy will be calculated using (1) the issue age of the original policy, (2) the duration since issuance of the original policy, and (3) the underlying classification immediately prior to the change to Reduced Paid-Up Insurance.

21.	RECAPTURE

At any time during the term of the Agreement, THE COMPANY may elect to recapture in full the coverage reinsured under this Agreement following the occurrence of any of the following events:

1) Non-payment of reinsurance claims that are not in dispute and that are sixty days past due from THE REINSURER provided that THE COMPANY provides THE REINSURER with 30 days prior written notice and that payment is not received within that 30 day period.

2)    Material breach by THE REINSURER of any term or condition of this Agreement if such breach is not cured within a period of at least sixty calendar days following the delivery of notice of such breach from THE COMPANY to THE REINSURER.

3)	THE REINSURER is deemed insolvent as described in Section 24.

4)	The occurrence of a “Risk Trigger Event” as defined in Schedule A of this Agreement.

5)	A change in ultimate ownership or control of THE REINSURER that results in the new owner having qualified ratings from at least two major rating agencies that are lower than those of THE REINSURER.

6)	A change in premium rates on existing business that is unacceptable to THE COMPANY.

7) Any written representation or warranty made by THE REINSURER under this Agreement proves to be untrue in any material respect.

In addition, at any time after the twentieth policy anniversary, THE COMPANY may elect to recapture all or an appropriate portion of the coverage reinsured under this Agreement to reflect increases in the maximum retention limits for THE COMPANY and all of its affiliates, collectively, subsequent to the date of policy issue. These maximum retention limits as of the effective date of this Agreement are equal to the amounts shown in the Risk Retention Limits table shown in Schedule A. The portion of the coverage that may be recaptured must be directly related

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to the increase in the limits. To illustrate, if the maximum retention limits are increased by 100%, then the portion that may be recaptured from all reinsurers of the policies reinsured under this Agreement would be equal to 100% of the portion of each reinsured policy that is retained by THE COMPANY. Furthermore, the portion that may be recaptured from THE REINSURER would be determined as THE REINSURER’s prorata share of the total portion reinsured with all reinsurers.

In the event that THE COMPANY elects to recapture the coverage reinsured under this Agreement following the occurrence of the insolvency of THE REINSURER, then THE COMPANY will also elect to recapture the coverage reinsured under all other related reinsurance Agreements between THE COMPANY and THE REINSURER. If THE COMPANY elects to recapture the coverage reinsured under this Agreement as a result of a Risk Trigger Event, it must do so for all coverages reinsured under all agreements between THE COMPANY and THE REINSURER for which a Risk Trigger Event, as defined in the respective reinsurance Agreements, occurred.

If THE COMPANY elects to recapture the risks ceded to THE REINSURER under this Agreement as stated above, it will do so by giving written notice to THE REINSURER. Upon the delivery of such notice, all of the risks previously ceded under each of the policies subject to this Agreement shall be recaptured, effective as of the date specified in THE COMPANY’s notice. If THE COMPANY does not specify in the written notice the date that such recapture is to be effective, then the recapture shall be effective immediately upon THE REINSURER’s receipt of the notice.

If a policy is recaptured, THE REINSURER will pay THE COMPANY the unearned reinsurance premium within 30 days following the date of recapture. THE REINSURER shall not be liable, under this Agreement, for any claims incurred on or after the date of recapture, but shall remain liable for all claims incurred prior to the date of recapture. After the effective date of recapture, THE REINSURER will not be liable for any reinsured policies or portion of policies that were intended to be recaptured but were erroneously excluded from the recapture due to error and omission. In addition, any final settlement between the parties will include a payment for the Reserve of THE REINSURER on the policies being recaptured in accordance with the following definitions and formulas:

•

The Reserve for the purpose of this section shall be THE REINSURER’s reserve for the future benefit obligations and future expenses of the policies being recaptured, calculated on a gross premium basis as of the date of recapture, excluding margins for adverse deviations, and using assumptions for mortality, expenses, lapses and interest, which were in effect as of the effective date of this Agreement.

The formula for the Reserve will be as follows:

Reserve (t) equals PVFB (t) plus PVFE (t) minus ((1 minus PVFP (0) divided by PVFGP (0)) times PVFGP (t)), where

PVFB (t) equals Present Value of Future Benefits at time, t

PVFE (t) equals Present Value of Future Expenses at time, t

PVFGP (t) equals Present Value of Future Gross Reinsurance Premiums at time, t

PVFP (0) equals Present Value of Future Profits at time, 0, which equals PVFGP (0) minus PVFB (0) minus PVFE (0),

t equals the number of whole years that each policy was in force as of the time of recapture

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In the event that the Reserve as calculated according to the formula in subsection a. above is greater than zero, the payment for the Reserve will be made by THE REINSURER to THE COMPANY. In the event that the Reserve is less than zero, the payment for the Reserve will be made by THE COMPANY to THE REINSURER.

22.	REINSTATEMENTS

a.

AUTOMATIC REINSTATEMENT. If THE COMPANY reinstates a policy that was originally ceded to THE REINSURER as automatic reinsurance using conventional underwriting practices, THE REINSURER’s reinsurance for the policy shall be reinstated.

b.	PREMIUM ADJUSTMENT. Reinsurance premiums for the interval during which the policy was lapsed will be paid to THE REINSURER by THE COMPANY.

23.	ERRORS AND OMISSIONS

If either THE REINSURER or THE COMPANY fails to comply with any of the terms of this Agreement and it is shown that the failure was unintentional or the result of a misunderstanding or an administrative oversight on the part of either party, this Agreement will remain in effect. If the failure to comply changes the operation or effect of this Agreement, both parties will be put back to the positions they would have occupied if the failure to comply had not occurred.

THE REINSURER will not, however, be responsible for THE COMPANY’s errors in administering the reinsurance, if such errors arise from gross negligent or deliberate, wrongful acts in administration by THE COMPANY. If either party discovers that THE COMPANY has failed to cede reinsurance as provided in this Agreement, or failed to comply with reporting requirements, THE REINSURER may require THE COMPANY to audit its records for similar errors and to take the actions necessary to avoid similar errors in the future.

24.	INSOLVENCY

For the purpose of this Agreement, THE COMPANY or THE REINSURER shall be deemed “insolvent” if it does one or more of the following occurs:

a.	A court-appointed receiver, trustee, custodian, conservator, liquidator, government official or similar officer takes possession of the property or assets of either THE COMPANY or THE REINSURER; or

b.	Either THE COMPANY or THE REINSURER is placed in receivership, rehabilitation, liquidation, conservation, bankruptcy or similar status pursuant to the laws of any state or of the United States; or

c.

Either THE COMPANY or THE REINSURER becomes subject to an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the domicile of THE COMPANY or THE REINSURER, as the case may be.

In the event of the insolvency of THE COMPANY, all claims payable under this Agreement shall be payable by THE REINSURER directly to THE COMPANY or to its liquidator, receiver, or statutory successor on the basis of the liability of THE COMPANY under the contract or contracts reinsured without diminution because of the insolvency of THE COMPANY. It is understood, however, that in the event of the insolvency of THE COMPANY, the liquidator or receiver or statutory successor of the insolvent Company shall give written notice of the pendency of a claim against THE COMPANY on the policy reinsured within a reasonable time after such claim is filed

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in the insolvency proceeding, and during the pendency of such claim THE REINSURER may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which it may deem available to THE COMPANY or is liquidator or receiver or statutory successor. The expense thus incurred by THE REINSURER shall be chargeable, subject to court approval, against THE COMPANY in the same proportion as would have been in effect had the claim been adjudicated in accordance with the provisions set forth in the “Claim Expense” provision of the treaty.

In the event THE REINSURER is deemed insolvent, THE REINSURER will be bound by any legal directions imposed by its liquidator, conservator, or statutory successor. However, and if not in conflict with such legal directions, THE COMPANY shall have the right to cancel this Agreement with respect to occurrences taking place on or after the date THE REINSURER first evidences insolvency. Such right to cancel shall be exercised by providing THE REINSURER (or its liquidator, conservator, receiver or statutory successor) with a written notice of THE COMPANY’s intent to recapture ceded business. If THE COMPANY exercises such right to cancel and recapture ceded business, such election shall be in lieu of any premature recapture fee. Upon such election, THE COMPANY would still be liable for any unpaid premium and responsible to report the pendency of any claim with an effective date prior to the date of recapture. THE REINSURER, its liquidator, receiver or statutory successor shall be liable for all claims incurred prior to the date of recapture. THE REINSURER, its liquidator, receiver or statutory successor will also pay THE COMPANY the unearned reinsurance premium within 30 days following the date of recapture.

If at any point in the future during the term of this Agreement, THE REINSURER is deemed insolvent, THE COMPANY’s right of recapture in Section 21 of this Agreement will be triggered unless THE REINSURER elects to, and does, provide, on a timely basis, security in the form of Assets in Trust for the benefit of THE COMPANY. If THE REINSURER elects to furnish security in the form of Assets in Trust to avoid THE COMPANY’s right of recapture under Section 21 of this Agreement, the trust must meet the requirements set forth in Sections 16 of Schedule A attached hereto.

25.	ARBITRATION

a.

GENERAL. All disputes and differences under this Agreement that cannot be amicably agreed upon by the parties shall be decided by arbitration. The arbitrators will have the authority to interpret this Agreement and, in doing so, will consider the customs and practices of the life insurance and life reinsurance industry. The arbitrators will consider this Agreement as an honorable engagement rather than merely a legal obligation, and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The arbitration shall take place within the United States.

b.

NOTICE. To initiate arbitration, one of the parties will notify the other, in writing, of its desire to arbitrate. The notice will state the nature of the dispute and the desired remedies. The party to which the notice is sent will respond to the notification in writing within 10 days of receipt of the notice. At that time, the responding party will state any additional dispute it may have regarding the subject of arbitration.

c.

PROCEDURE. Arbitration will be heard before a panel of three disinterested arbitrators. The arbitrators will be current or former executive officers or employees of life insurance or reinsurance companies; however, these companies will not be either party or any of their reinsurers or affiliates. Each party will appoint one arbitrator. Notice of the appointment of these arbitrators will be given by each party to the other party within 30 days of the date of mailing of the notification initiating the arbitration. These two arbitrators will, as soon as

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possible, but no longer than 45 days after the date of the mailing of the notification initiating the arbitration, then select the third arbitrator.

Should either party fail to appoint an arbitrator within 30 business days after the other party has given written notice of its arbitrator appointment, the party that has given notice of its arbitrator appointment may appoint the second arbitrator. Should the two initial arbitrators be unable to agree on the choice of a third arbitrator, each arbitrator will nominate three candidates, two of whom the other will decline, and the decision will be made by drawing lots on the final selection. If this candidate declines to serve, then the candidate last eliminated will be approached to serve. This process will be repeated until a candidate has agreed to serve as the third arbitrator. Once chosen, the three arbitrators will have the authority to decide all substantive and procedural issues by a majority vote. The arbitration hearing will be held on the date fixed by the arbitrators at a location agreed upon by the parties. In no event will this date be later than 6 months after the appointment of the third arbitrator. The arbitrators will issue a written decision from which there will be no appeal. Either party may reduce this decision to a judgment before any court that has jurisdiction of the subject of the arbitration.

d.

COSTS. Each party will pay the fees of its own attorneys, the arbitrator appointed by that party, and all other expenses connected with the presentation of its own case. The two parties will share equally the cost of the third arbitrator.

•	GOOD FAITH

Each party agrees that all matters with respect to this Agreement require its utmost good faith.

27.	REPRESENTATIONS AND WARRANTIES

THE COMPANY represents and warrants to THE REINSURER that it is solvent in all jurisdictions in which it does business or is licensed. THE REINSURER represents and warrants to THE COMPANY that it is solvent on a statutory basis in all states in which it does business or is licensed. Each party agrees to promptly notify the other if it is subsequently financially impaired. Each party affirms that it has and will continue to disclose all matters material to this Agreement and each cession. Examples of such matters are a material change in underwriting or issue practices or philosophy, or a change in each party's ownership or control.

THE COMPANY represents and warrants the following:

a.	It is a corporation duly organized, existing and in good standing under the laws of Arizona.
b.	It is empowered under applicable laws and by its charter and bylaws to enter into and perform the duties contemplated in this Agreement.
c.	It has taken all requisite corporate proceedings to authorize it to enter into and perform the duties contemplated in this Agreement.
d.	It has obtained any and all regulatory approvals as may be required for THE COMPANY to cede the Policies covered hereunder.
e.

It will take no unauthorized action that would encourage the policyholders whose policies are reinsured under this Agreement to surrender, reduce or otherwise terminate their existing coverages either through direct or indirect acts, including but not limited to, a plan of internal replacement, without the consent of THE REINSURER.

f.	THE COMPANY acknowledges that THE REINSURER is entering into this Agreement in reliance upon these representations and warranties of THE COMPANY.

THE REINSURER represents and warrants the following:

a.	It is a corporation duly organized, existing and in good standing under the laws of Delaware.

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b.	It is empowered under applicable laws and by its charter and bylaws to enter into and perform the duties contemplated in this Agreement.
c.	It has taken all requisite corporate proceedings to authorize it to enter into and perform the duties contemplated in this Agreement.
d.	It has obtained any and all regulatory approvals as may be required for THE REINSURER to provide the reinsurance covered hereunder.
e.

As part of THE COMPANY’s due diligence process, THE REINSURER has provided a completed copy of the Reinsurance Carrier Fact Sheet, a copy of which is attached in Schedule G. Each and every year, upon request by THE COMPANY and after THE REINSURER has completed the Annual Statement, THE REINSURER will update the information included in The Reinsurance Carrier Fact Sheet. In addition, from time to time, THE REINSURER will update the information included in the Carrier Fact Sheet as requested by THE COMPANY. The information included in the Reinsurance Carrier Fact Sheet is true and accurate as of the date shown on the Fact Sheet.

•

THE REINSURER acknowledges that THE COMPANY is entering into this Agreement in reliance upon these representations and warranties of THE REINSURER, and THE REINSURER agrees that THE COMPANY’s right of recapture under Section 21 of this Agreement will be triggered if, at any point in the future during the term of this Agreement, these representations and warranties are no longer true and correct.

28.	CONFIDENTIALITY

THE REINSURER and THE COMPANY agrees to regard and preserve as confidential all information and material which is related to the reinsured business and/or customers that may be obtained by either party from any source as a result of this Agreement. Neither party will,, without first obtaining the other party’s prior written consent disclose to any person, firm or enterprise, or use for its own benefit or for the benefit of any third party any Confidential Information or Customer Information. “Confidential Information” includes, but is not limited to any and all financial data, statistics, programs, research, developments, information relating to insurance and financial products, planned or existing computer systems architecture and software, data, and information of either party as well as third party confidential information to which THE COMPANY has access. “Customer Information” includes all information provided by or at the direction of THE COMPANY about a customer of THE COMPANY or affiliate of THE COMPANY, including but not limited to name, address, telephone number, email address, account or policy information, and any list or grouping of customers.

Notwithstanding the foregoing, the provisions of Section 28 shall not apply with respect to disclosing of the Product, the Specifications and/or Confidential Information which is already known to the other party or is or becomes publicly known through no wrongful act of either party; or is received from a third party without similar restriction and without breach of this Agreement; or is independently developed by either party; or is approved for release by written authorization of the other party; or is placed in or becomes part of the public domain pursuant to or by reason of operation of law. The foregoing exceptions do not apply to the disclosure of - Customer Information, which may not be disclosed without THE COMPANY’s prior written consent except as noted in the paragraph preceding this one.

The provisions of this Section 28 regarding - Confidential Information shall survive the termination of the parties’ obligations under this Agreement for a period of two years, and the provisions of this Section 28 regarding Company Customer Information shall survive the termination of the parties’ obligations under this Agreement for a period of five years.

Each party certifies that it has implemented and will maintain a reasonable information security program to protect Customer Information. The information security program shall seek to reasonably:

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(a)	to protect the security and confidentiality of Customer Information;

(b) to protect against any anticipated threats or hazards to the security or integrity of such Customer Information; and

(c)	to protect against unauthorized access to or use of Customer Information which could result in substantial harm to THE COMPANY or its affiliates, or to customers of any of them.

In the event that THE REINSURER is in material breach of any provisions of this paragraph, it shall immediately advise THE COMPANY and take steps to remedy such breach.

Except as required by law, THE REINSURER will not disclose Information to third parties without the consent of THE COMPANY; however, THE COMPANY agrees that THE REINSURER may, in the normal course of its business, share Information with other insurance and reinsurance companies (“Retrocessionaires”) to the extent necessary to retrocede risk to the Retrocessionaires, so long as the Retrocessionaires have agreed to maintain the confidentiality of the Information on terms substantially similar to this Agreement.

In the event THE REINSURER is required by court order or other legislative, judicial, or administrative process to disclose Information, THE REINSURER agrees to provide THE COMPANY with prompt notice of the order or process so THE COMPANY has an opportunity to obtain a protective order or other relief.

29.	MEDICAL INFORMATION BUREAU

THE REINSURER is required to strictly adhere to the Medical Information Bureau Rules, and THE COMPANY agrees to abide by these Rules, as amended from time to time. THE COMPANY will not submit a preliminary notice, application for reinsurance, or reinsurance cession to THE REINSURER unless THE COMPANY has a signed, currently required Medical Information Bureau authorization.

30.	GOVERNING LAW

This Agreement shall be governed by the laws of Arizona without giving effect to the principles of conflicts of laws thereof.

31.	ASSIGNMENT

This Agreement is not assignable by either party except by the express written consent of the other.

32.	ACCESS TO RECORDS

THE REINSURER and THE COMPANY, or their duly authorized representatives, will have the right to inspect original papers, records, and all documents relating to the business reinsured under this Agreement including underwriting, claims processing, and administration. Such access will be provided during regular business hours at the office of the inspected party. THE COMPANY will be obligated to provide access to all of THE COMPANY’s original papers, records and documents relating to the business reinsured under this Agreement and will take all necessary measures to ensure that it can fulfill this requirement.

33.	SEVERABILITY

If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not impair or affect the validity or the enforceability of the remaining provisions of this Agreement.

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34.	FACILITY OF REINSURANCE

THE COMPANY and THE REINSURER hereby acknowledge and agree that the Modco Agreement with M Life Insurance Company described in the Preamble that covers the same policies covered under this YRT Agreement will be subordinate to this YRT Agreement. The parties to the Modco Agreement agree to make all payments under the Modco Agreement, regardless of whether to or from THE COMPANY, net of all payments under this YRT Agreement, regardless of whether to or from THE COMPANY.

35.	REINSURANCE ADMINISTRATION

THE COMPANY shall perform all duties with respect to the administration of the reinsurance under this Agreement on the portion of the policies reinsured under this Agreement.

36.	NONWAIVER

No forbearance on the part of either party to insist upon compliance by the other party with any of the terms of this Agreement shall be construed as, or constitute a waiver of, any of the terms of this Agreement.

37.	COUNTERPARTS

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

38.	FINANCIAL REPORTS

Upon request, each party shall furnish to the other its respective NAIC Convention Blank Statements, as required by their respective state laws, within fifteen days after such request.

39.	OFFSET

Any debts or credits, in favor of or against either THE REINSURER or THE COMPANY with respect to this Agreement are deemed mutual debts or credits and may be offset and only the balance will be allowed or paid.

The right of offset will not be affected or diminished because of the insolvency of either party.

40.	SURVIVAL

Sections 23, 27 and 28 of this Agreement shall survive the recapture, termination or expiration of this Agreement.

41.	SERVICE OF SUIT

Each party’s agent for service of process is authorized and directed to accept service of process on behalf of such party in any such suit and/or, upon the request of the other party, to give a written undertaking to that party that the agent for service of process will enter a general appearance on behalf of that party in the event that such a suit shall be instituted. THE REINSURER hereby designates the Superintendent, Commissioner or Director of Insurance or his successor or successors in office, for the State of Arizona, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of THE COMPANY arising out of this Agreement, and hereby designates the agent for service of process as the firm to whom said officer is authorized to mail such processor a true copy thereof.

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42.	NOTICES

All notices and other communications under this Agreement will be effective when received and sufficient if given in writing and delivered by confirmed facsimile transmission, by certified or registered mail, or by an overnight delivery service of general commercial use (such as UPS, Federal Express or Airborne), addressed to the attention of the applicable party described as follows or any successor thereof:

a.	NOTICES SENT TO THE COMPANY

Nicholas Simonelli

Pruco Life Insurance Company

213 Washington Street

Newark, New Jersey 07102-2992

b.	NOTICES SENT TO THE REINSURER

General Counsel

Scottish Re (U.S.) Inc.

13840 Ballantyne Corporate Place

Charlotte, North Carolina 28277

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In witness of the above, THE COMPANY and THE REINSURER have by their respective officers executed and delivered this Agreement in duplicate on the dates indicated below, with an effective date of December 15, 2003.

PRUCO LIFE INSURANCE COMPANY	SCOTTISH RE (U.S.) INC.
By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

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